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EXHIBIT 5

[Letterhead of Wildman, Harrold, Allen & Dixon]

March 11, 2002

Oak Technology, Inc.
1390 Kifer Road
Sunnyvale, California 94086

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Oak Technology, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 1,900,000 additional shares (the "Shares") of the Company's common stock, par value $.001 per share, which may be issued and sold pursuant to the Company's 1994 Stock Option Plan (the "Plan").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan; (ii) the Registration Statement; (iii) the Restated Certificate of Incorporation, as amended, of the Company, certified by the Secretary of the Company; (iv) the By-laws of the Company certified by the Secretary of the Company; and (v) such other documents as we have deemed necessary and appropriate as a basis for the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

March 11, 2002

        Based upon and subject to the foregoing, we are of the opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        Members of our firm are admitted to the bar of the State of Illinois and we do not express any opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                      Very truly yours,

                      /s/ Wildman, Harrold, Allen & Dixon

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  EXHIBIT 5